AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President-Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
May 7, 2009

COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2009 RESULTS

Woodbury, NY -- May 7, 2009 -- COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its first quarter ended March 29, 2009.

The Company reported revenues for the quarter of $138.0 million, compared to revenues of $150.2 million for the first quarter of 2008, an 8.1% decrease.  Lower revenues for the quarter were primarily due to the continued decline in the global economy, which has adversely affected demand in the labor markets.  Revenue in the Human Capital Management Services segment, consisting of PRO Unlimited®, declined $5.3 million, or 5.5% over first quarter 2008.  This decrease was primarily due to a decrease in services provided to existing clients, which was partially offset by an increase in services provided to new clients.  PRO reported gross profit for the quarter of $11.6 million, compared to $12.5 million for the first quarter of 2008.  Staff Augmentation segment revenue decreased by $6.7 million, or 12.5% reflecting a decrease in clients’ demand for services across all lines of business in this segment, except for RightSourcing® where revenues increased.

The Company’s gross profit for the quarter was $20.6 million or 14.9% of sales, compared to $23.8 million, or 15.8% of sales for first quarter 2008.

Selling, general and administrative expenses decreased by $845,000 in the first quarter of 2009, primarily due to lower personnel costs in the Human Capital Management segment, principally as a result of lower revenues, as discussed above.

Operating income for the quarter was $1.0 million, compared to operating income of $3.5 million for the same quarter last year.

Interest expense was $644,000 for the quarter, compared to $1.4 million for the first quarter of 2008. This decrease was primarily due to the Company’s retirement and redemption of $11.7 million of 12% Senior Notes since the beginning of 2008, including the final redemption of $5.2 million principal amount of Senior Notes in August 2008.

Income before income taxes was $292,000 for the first quarter of 2009, compared to $1.8 million for the same period last year.

COMFORCE recorded a tax provision of $136,000 in the first quarter of 2009, compared to a tax provision of $800,000 in the first quarter of 2008.

Net income for the first quarter was $156,000, compared to net income of $992,000 for the same period last year.  The net loss available to common stockholders for the first quarter was $(95,000), or

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$(0.01) per basic and diluted share, compared to a net income available to common stockholders of $741,000, or $0.04 per basic share and $0.03 per diluted share for the same period last year.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “As we discussed last quarter, we are not immune to the global deterioration in the labor markets.  Our Company began to feel the impact of the economic downturn at the beginning of this year and had anticipated reporting lower revenues over last year’s first quarter.

“We are focusing on areas of our business that we believe will be in demand longer term, including PRO Unlimited and RightSourcing.  We were particularly pleased that RightSourcing’s revenues increased in the first quarter compared to the first quarter of 2008.  At the same time, we continue to take steps to contain and reduce expenses.”

Mr. Fanning concluded, “We don’t minimize the challenging environment in which we are operating; however, we believe we have positioned our Company to both survive the current recession and to take advantage of opportunities to grow our business in the long term.  All of us are working diligently towards building COMFORCE to the benefit of all our stakeholders including clients and shareholders”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

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unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current banking crisis has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could significantly increase our interest expense and make it more difficult and costly for us to refinance or extend our credit facility at its maturity in July 2010;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our clients;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 28, 2008 (copies of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended
	March 29,	March 30,
	2009	2008

Net sales of services	$138,029	$150,210

Costs and expenses:
Cost of services	117,410	126,402
Selling, general and administrative expenses	18,774	19,619
Depreciation and amortization	836	675

Total costs and expenses	137,020	146,696

Operating income	1,009	3,514

Other expense income:
Interest expense	(644)	(1,439)
Other expense, net	(73)	(283)
	(717)	(1,722)

Income before income taxes	292	1,792
Provision for income taxes	136	800
Net income	$156	$992

Dividends on preferred stock	251	251

Net (loss) income available to common stockholders	$(95)	$741

Basic (loss) income per common share	$(0.01)	$0.04

Diluted (loss) income per common share	$(0.01)	$0.03

Weighted average common shares outstanding, basic	17,388	17,388
Weighted average common shares outstanding, diluted	17,388	32,624

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 29, 2009 and December 28, 2008
(in thousands, except share and per share amounts)

	March 29,	December 28,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$4,945	6,137
Accounts receivable, less allowance of $121 in 2009 and $92 in 2008	131,044	140,763
Funding and service fees receivable, less allowance of $16 in 2009 and $20 in 2008	7,087	8,941
Prepaid expenses and other current assets	3,483	3,014
Deferred income taxes, net	353	353
Total current assets	146,912	159,208

Property and equipment, net	9,774	10,057
Deferred financing costs, net	173	213
Goodwill	32,073	32,073
Other assets, net	166	185

Total assets	$189,098	201,736

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,140	2,675
Short-term debt (related party)	1,778	1,778
Accrued expenses	114,492	131,441
Total current liabilities	118,410	135,894

Long-term debt	73,088	68,200
Deferred income taxes, net	1,046	1,074
Other liabilities	280	401

Total liabilities	192,824	205,569

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized; 17,387,560 shares issued and outstanding in 2009 and 2008	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at March 29, 2009 and December 28, 2008, with an aggregate liquidation preference of $8,965 at March 29, 2009 and $8,850 at December 28, 2008	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at March 29, 2009 and December 28, 2008, with an aggregate liquidation preference of $724 at March 29, 2009 and $714 at December 28, 2008	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at March 29, 2009 and December 28, 2008, with an aggregate liquidation preference of $8,916 at March 29, 2009 and $8,790 at December 28, 2008	10,264	10,264
Additional paid-in capital	48,406	48,406
Accumulated other comprehensive loss	(571)	(522)
Accumulated deficit	(66,816)	(66,972)

Total stockholders’ deficit	(3,726)	(3,833)

Total liabilities and stockholders’ deficit	$189,098	201,736

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